UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 21, 2025

SKY QUARRY INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-42296 (Commission File Number)	84-1803091 (I.R.S. Employer Identification No.)

707 W. 700 South, Suite 101 Woods Cross, UT 84087 (Address of principal executive offices) (zip code)

(424) 394-1090 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	SKYQ	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 21, 2025, each of Robert Byrne, Alexander Monje and Omar Hussein were appointed by the Board to serve as members of the Company’s board of directors to fill vacancies created by an increase of the size of the board in August 2025, each of whom is considered independent pursuant to Nasdaq Rule 5605(a)(2).

Below is a description of the backgrounds of each of Messrs. Byrne, Monje and Hussein:

Mr. Byrne has nearly three decades of experience as an entrepreneur, trader, writer and capital markets adviser to public and private companies. Since September 2024, he has served as a principal and strategic advisor through Alpha Nine Ventures LTD and, since 2021, has held similar issuer-side advisory roles as president of TB Byrne & Associates, focusing on acquisitions, corporate finance and restructuring (including debt workouts and debt–equity swaps), recapitalizations and exit strategies, primarily utilizing traditional initial public offerings and alternative public offerings. In this capacity, he advises boards and management teams of micro- and small-cap companies on complex capital structures and balance-sheet repair, including secured and unsecured debt, convertible securities, warrants, merchant cash advances and other quasi-debt instruments, and on strategic financings such as PIPEs, registered directs and Regulation A/Regulation Crowdfunding offerings, as well as digital-asset treasury and real-world-asset tokenization strategies intended to complement traditional capital-raising and listing pathways. From 1997 to 2018, Mr. Byrne was a full-time equities and futures trader, specializing in basket trading, auction-market theory and short-term index and commodity futures. Since 2008, he has written on markets and trading strategy as a contributing columnist for TheStreet.com and has also been involved in research, publishing and analytical roles, including as president of Asymmetric Publishing and as an equity analyst at Monument & Cathedral Holdings LLC. Over his career, he has advised issuers across sectors including energy, technology, medical devices, financial services, and digital assets, and the board of directors believes that his extensive experience in capital markets, trading and issuer advisory work qualifies him to serve on the board.

Mr. Monje is a Partner and Chief Legal Officer of 10X Capital, having joined the firm in 2022.  In August 2025, Mr. Monje served as a non-independent member of the Board of Directors of CEA Industries, Inc. Prior to joining 10X Capital, from 2021-2022, Mr. Monje was a member of the sponsor team of Digital World Acquisition Corp., a special purpose acquisition company that would go on to merge with Trump Media & Technology Group (NASDAQ: DJT). From March 2022 to May 2023, Mr. Monje served as Chairman of the Board of Directors of Nubia Brand International Corp. From 2015 to 2020, Mr. Monje worked in private law practices, most recently as a commercial and securities litigator representing domestic and international investors and entrepreneurs, small to midsize private companies, and public companies in several dispute forums.  From 2014 to 2015, Mr. Monje worked in institutional equity sales at Gabelli & Company. From 2013 to 2014, Mr. Monje worked in international wealth management at Morgan Stanley.  Mr. Monje holds an M.B.A from the University of North Carolina, Kenan-Flagler Business School, as well as a J.D. from the University of Miami School of Law and a B.S. from the University of Miami.  Mr. Monje has served as a member of the board of directors of several publicly traded companies in the past, has worked as an attorney representing public and private companies and is experienced in capital markets, which the board of directors believes qualifies him to serve on the board.

Mr. Hussein is the Co-Founder and Chief Strategic Officer of ConvergeFi, a VC-backed AI company transforming real estate lending, which he launched in 2023. Prior to ConvergeFi, from 2022-2023, Mr. Hussein was the CFO of two successive companies with announced IPOs - Sparks Energy, a >mm power services company, and PrimeBlock, a $1.25Bn data center company with over 100MW of deployed capacity. From 2015-2022, Mr. Hussein was a TMT investment banker at Citigroup and from 2014-2015 he was an M&A banker at BMO Capital Markets. From 2003-2014, Mr. Hussein held various roles at startups including Strategic Growth Bank, a tech-enabled bank backed by leading Growth Equity funds. From 2001-2003, Mr. Hussein was an investor at Insight Venture Partners. From 1999 – 2001, Mr. Hussein was an investment banker at Morgan Stanley.  Mr. Hussein holds an M.B.A from Stanford University Graduate School of Business, and a B.A. from New York University.  Mr. Hussein has served as the CFO of several companies in preparation of their initial public offerings, has been an investment banker focusing on M&A and TMT and has held various roles with startup companies, which the board of directors believes qualifies him to serve on the board.

The new directors will be eligible to participate in the Company’s standard compensation program for non-employee directors.

There are no arrangements or understandings pursuant to which the new directors were appointed, and there are no related party transactions involving the new directors that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sky Quarry Inc.

Dated: November 21, 2025	By: /s/Marcus Laun
Name:Marcus Laun
Title:Interim Chief Executive Officer and President